Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

OMNICOM GROUP INC.

Under Section 807 of the Business Corporation Law of the State of New York

1.	The name of the Corporation is Omnicom Group Inc. The name under which the corporation was formed is Maxwell Dane, Inc.
2.	The certificate of incorporation was filed by the department of state on the 17th day of November, 1944.
3.	The text of the certificate of incorporation is hereby amended to effect the following changes:

Article EIGHTH of the Certificate of Incorporation respecting the directors of the corporation is amended to read:

EIGHTH: The number of directors shall be fixed by the By-Laws, or by action of the shareholders or the Board of Directors under specific provisions of a By-Law adopted by the shareholders entitled to vote in an election for directors. If the shareholders are empowered by the By-Laws or by law to change the number of directors constituting the entire Board of Directors, the affirmative vote of the holders of a majority of the votes cast for such action shall be required for the shareholders to change the number of directors constituting the entire Board of Directors. Directors will be elected at each annual meeting of shareholders. If the shareholders are empowered by the By-Laws or by law to remove a director (for cause or otherwise), the exercise of that power will require the affirmative vote of the holders of a majority of the votes cast for such action.

Article TENTH, requiring the affirmative vote of holders of two-thirds in voting power of the outstanding shares of stock of the corporation to approve (a) the adoption, amendment or repeal of any provision of the By-Laws, or (b) the amendment or repeal of Article Eighth or Article Ninth of the Certificate of Incorporation, is deleted.

Article ELEVENTH is renumbered as Article TENTH.

A new Article ELEVENTH respecting shareholder action by written consent is added to the Certificate of Incorporation reading as follows:

ELEVENTH: Notwithstanding any provisions in the By-Laws to the contrary, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The shareholder or shareholders proposing to take such action shall give notice of the proposed action, which notice shall be in writing and delivered to and received by the Secretary at the principal office of the Corporation not less than ninety days before the proposed effective date of such action.

The text of the Certificate of Incorporation, as amended, is hereby restated as amended to read as herein set forth in full:

CERTIFICATE OF INCORPORATION
OF
OMNICOM GROUP INC.

FIRST: The name of the corporation is Omnicom Group Inc.

SECOND: The purposes for which the corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law, provided that the corporation will, not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the corporation in the State of New York shall be located in the County of New York.

FOURTH: The total number of shares of stock which the Corporation will have authority to issue is 1,007,500,000 shares. Of these, 1,000,000,000 shares are classified as Common Stock, par value $.15 per share, and 7,500,000 shares are classified as Preferred Stock, par value $1.00 per share.

The Board of Directors is authorized to divide the 7,500,000 shares of Preferred Stock from time to time into one or more series, and to determine or change by resolution for each series its designation, the number of shares of the series and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of the series. The resolution or resolutions of the Board of Directors providing for the division of Preferred Stock into series within a class may include the following provisions:

(1)                 The distinctive designation of each series and the maximum number of shares of each series which may be issued, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares of the series then outstanding) from time to time by action of the Board of Directors;

(2)                 Whether the holders of the shares of each series are entitled to vote and, if so, the matters on which they are entitled to vote, the number of votes to which the holder of each share is entitled, and whether the shares of the series are to be voted separately or together with shares of other series;

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(3)                 The dividends to which holders of shares of each series will be entitled; any restrictions, conditions or limitations upon the payment of those dividends; whether the dividends will be cumulative and, if cumulative, the date or dates from which the dividends will be cumulative;

(4)                 Whether the shares of one or more series will be subject to redemption and, if so, whether redemption will be mandatory or optional and if optional, at whose option, the manner of selecting shares for redemption, the redemption price and the manner, of redemption;

(5)                 The amount payable on shares of each series if there is a liquidation, dissolution or winding up of the Corporation which amount may vary at different dates and depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary;

(6)                 The obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of each series;

(7)                 Whether the shares of one or more series will be convertible into, or exchangeable for, any other types of securities, either at the option of the holder or of the Corporation and, if so, the terms of the conversions or exchanges;

(8)                 Any other provisions regarding the powers, preferences and rights, and the qualifications limitations or restrictions, of each series which are not inconsistent with applicable law.

All shares of a series of Preferred Stock will be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends on those shares, if cumulative, shall cumulate.

FIFTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any part thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.

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SIXTH: The duration of the corporation shall be perpetual.

SEVENTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: Michael O’Brien, 437 Madison Avenue, New York, N.Y. 10022.

EIGHTH: The number of directors shall be fixed by the By-Laws, or by action of the shareholders or the Board of Directors under specific provisions of a By-Law adopted by the shareholders entitled to vote in an election for directors. If the shareholders are empowered by the By-Laws or by law to change the number of directors constituting the entire Board of Directors, the affirmative vote of the holders of a majority of the votes cast for such action shall be required for the shareholders to change the number of directors constituting the entire Board of Directors. Directors will be elected at each annual meeting of shareholders. If the shareholders are empowered by the By-Laws or by law to remove a director (for cause or otherwise), the exercise of that power will require the affirmative vote of the holders of a majority of the votes cast for such action.

NINTH: A director of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of fiduciary duty as a director, except where a judgment or other final adjudication adverse to a director establishes that such director’s acts or omissions were in bad faith or involved intentional misconduct or knowing violation of law or where such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or where such director’s acts violated Section 719 of The New York Business Corporation Law. Any repeal or modification of this Article Ninth shall not adversely effect any right or protection of a director of the corporation under this Article Ninth in respect of any acts or omissions of such director which occurred prior to such repeal or modification.

TENTH: Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.

ELEVENTH: Notwithstanding any provisions in the By-Laws to the contrary, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The shareholder or shareholders proposing to take such action shall give notice of the proposed action, which notice shall be in writing and delivered to and received by the Secretary

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at the principal office of the Corporation not less than ninety days before the proposed effective date of such action.

4.	This restatement of the certificate of incorporation was authorized by the vote of the board of directors followed by a vote of two-thirds of all outstanding shares entitled to vote thereon at a meeting of shareholders.
/s/	Michael J. O’Brien Secretary

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